Exhibit 99.1

PROG Holdings, Inc. Increases Dividend 7.7%

SALT LAKE CITY, February 25, 2026– PROG Holdings, Inc. (NYSE:PRG), the fintech holding company for Progressive Leasing, Purchasing Power, Four Technologies, and MoneyApp, announced today that its Board of Directors has declared a quarterly cash dividend of $0.14 per share of common stock, payable on March 24, 2026, to shareholders of record as of the close of business on March 12, 2026. This dividend amount is an increase of 7.7% compared to the quarterly cash dividend of $0.13 per share previously paid by the Company.

About PROG Holdings, Inc.
PROG Holdings, Inc. (NYSE:PRG) is a fintech holding company headquartered in Salt Lake City, UT, that provides transparent and competitive payment options and inclusive consumer financial products. The Company owns Progressive Leasing, a leading provider of e-commerce, app-based, and in-store point-of-sale lease-to-own solutions; Purchasing Power, a company that provides a voluntary employee benefit program that allows employees to purchase brand-name products and services and pay for them through either automatic payroll deductions or allotments; Four Technologies, a provider of Buy Now, Pay Later payment options through its platform Four; and MoneyApp, a mobile application that offers customers interest-free cash advances. More information on PROG Holdings' companies can be found at https://www.progholdings.com.

Investor Contact
John A. Baugh, CFA
VP, Investor Relations
john.baugh@progleasing.com